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                                                                       EXHIBIT 9

                                   [VSNL LOGO]

                                                                   PRESS RELEASE


NEWS RELEASE...

    VSNL NET PROFIT BEFORE TAX & EXTRA ORDINARY ITEMS AT RS. 1418 MILLION

     o   LEASED CHANNELS GROWTH AT 20%; CONSTITUTES 23% OF OPERATING REVENUES

MUMBAI, JULY 30, 2003: Videsh Sanchar Nigam Ltd. (VSNL), India's premier Telecom and Internet Service announced its unaudited financial results for the first quarter ended 30th June 2003.

THE MAIN HIGHLIGHTS OF THE COMPANY'S Q4 FINANCIAL RESULTS ARE-

                                                                (RS. IN MILLION)
                                                   -----------------------------
                                                   QUARTER ENDED   QUARTER ENDED
         Particulars                                 30.6.2003       30.6.2002
         -----------                               -------------   -------------
Net Sales from Operations                               8364            13731
--------------------------------------------------------------------------------
Other Income                                             899              531
--------------------------------------------------------------------------------
PROFIT AFTER TAX                                         658             2612
--------------------------------------------------------------------------------

Sales were lower due to lower continued pressure in tariffs in line with the competitive ILD business environment.

During Q1 FY04, VSNL's Leased Channel business has seen a growth in revenues during the quarter by 12.45%. VSNL has also extended its Corporate Services portfolio to include products like MPLS-based IP-VPN, ATM and Remote Access Dial services, which it recently launched in partnership with Global Telecom major, AT&T.

During the quarter, VSNL has also undertaken a Voluntary Retirement Programme with a view to rationalize resources within the organization. The VRS programme got a good response with the company accepting 950 applications for the scheme. The company envisages an annual reduction in staff cost by Rs.35-40 crore as a result of the VRS.

The company recently set up VSNL America Inc., a 100% subsidiary in Delaware, USA, to provide IP - VPN solutions by acquiring assets & network of an existing International IP-VPN solution provider in the US, Europe and Far East. VSNL has also formed another overseas

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subsidiary - VSNL Lanka Ltd to operate international gateway license in Sri
Lanka. These steps are targeted to tap attractive business opportunities abroad and further de-risk its revenue model.

Mr. S. K. Gupta, Managing Director, VSNL said, "Over the last year, we have made an attempt to expand the scope of our presence in the telecom sphere through service offerings and as well as by geography. We are continuing our efforts to manage the costs down. The success of this endeavor will certainly help us compete and grow in the future times to come." Commenting on the financial performance for Q1 2004, Mr. Gupta added, "We have been able to register a robust growth in the leased channel services of our company. This will enable us to maintain our growth & stability, as well as leadership in the Industry".

FOR FURTHER DETAILS CONTACT:
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Dr. G. C. Banik, Chief General          Ms. Divya Kottayil / Ms. Ayesha Silviera
 Manager (PR),                          Vaishnavi Corporate Communications
Videsh Sanchar Nigam Limited,           Tel: 91-22-56568787/07/12
Tel: 91-22-56395153


Forward-looking and cautionary statements

Certain words and statements in this release concerning VSNL and its prospects, and other statements relating to VSNL's expected financial position, business strategy, the future development of VSNL's operations and the general economy in India, are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of VSNL, or industry results, to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements are based on numerous assumptions regarding VSNL's present and future business strategies and the environment in which VSNL will operate in the future. The important factors that could cause actual results, performance or achievements to differ materially from such forward-looking statements include, among others, changes in government policies or regulations of India and, in particular, changes relating to the administration of VSNL's industry, and changes in general economic, business and credit conditions in India. Additional factors that could cause actual results, performance or achievements to differ materially from such forward-looking statements, many of which are not in VSNL's control, include, but are not limited to, those risk factors discussed in VSNL's various filings with the United States Securities and Exchange Commission. These filings are available at www.sec.gov. These forward-looking statements speak only as of the date of this release. VSNL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in VSNL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.